Exhibit 99.1

EnerSys Announces Completion of Refinancing

READING, Pa., June 30, 2008 /PRNewswire-FirstCall/ — EnerSys (NYSE: ENS), the world’s largest manufacturer, marketer, and distributor of industrial batteries, announced today the closing and funding of its new Senior Secured facility totaling $350 million.

The new facility includes $225 million of Term A loans and a $125 million Revolver, with no initial drawings on the Revolver. The majority of the net proceeds, after fees, of the Term A loans were used to pay the combined balance of $191.4 million, which was the final amount owing on the Term B loans plus the Revolver under the previous U.S. credit facility. In May, 2008, $168.2 million of the Term B loan was paid from the net proceeds of the Company’s convertible note offering.

The initial interest rate for this new senior secured credit facility was set at LIBOR plus 1.75% and can increase or decrease based on the Company’s leverage ratio, as defined in the credit agreement. Banc of America Securities LLC and Wachovia Capital Markets, LLC were the joint lead arrangers and joint book-running managers for this facility.

“We are very pleased with our recent debt refinancing actions that were completed on June 27, 2008. Both the May, 2008 $172.5 million convertible senior unsecured note issuance and the June, 2008 $350 million senior secured credit facility syndication were well received by our lenders and investors, as evidenced by their strong demand and favorable terms and conditions,” said Michael T. Philion, Executive Vice President of Finance and Chief Financial Officer of EnerSys. “All our financial objectives were accomplished; namely, providing future capital structure flexibility, adding borrowing capacity to support our Company’s future growth and minimizing our long term cost of capital.” Philion added, “We expect this refinancing will result in interest savings in fiscal year 2009 of approximately $4 million when compared to the prior fiscal year, which is equivalent to approximately $.06 of earnings per share.”

Caution Concerning Forward-Looking Statements

This press release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, (i) statements regarding EnerSys’ plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning; and (ii) statements about the benefits of the debt refinancing actions including any impact on our financial and operating results and estimates, and any impact on EnerSys’ market position that may be realized from these actions. These forward-looking statements are based upon management’s current beliefs or expectations and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. The foregoing factors, among others, could cause actual results to differ materially from those described in the forward-looking statements. EnerSys may not realize benefits from these debt refinancing actions. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date such forward-looking statement is made. For a list of other factors which could affect EnerSys’ results, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.